Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Progressive Gaming International Corporation

Las Vegas, Nevada

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Progressive Gaming International Corporation dated October 19, 2007 for the registration of common stock and to the incorporation by reference therein of our reports dated March 20, 2007, with respect to the consolidated financial statements of Progressive Gaming International Corporation, Progressive Gaming International Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Progressive Gaming International Corporation, included in its Annual Report (Form 10-K/A Amendment No. 1) for the year ended December 31, 2006 with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Las Vegas, Nevada

October 18, 2007